Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into as of October 25, 2019, by and between CarMax, Inc., a Virginia corporation, for itself and on behalf of its subsidiaries and affiliates (hereafter referred to collectively as “CarMax”), and Enrique N. Mayor-Mora (hereafter referred to as the “Associate”).

WHEREAS, CarMax and the Associate desire to agree upon the terms, conditions, compensation and benefits of the Associate’s employment;

WHEREAS, CarMax recognizes that the Associate has developed or will continue to develop an intimate knowledge of and experience with respect to the business of CarMax;

WHEREAS, the Associate has developed or will develop and/or has or will come in contact with CarMax’s proprietary and confidential information that is not readily available to the public, and which is of great importance to CarMax and is treated by CarMax as secret and confidential information; and

WHEREAS, upon execution of this Agreement, any prior severance or employment agreement, if any, between the Associate and CarMax, whether oral or written, will have no force and effect with respect to the terms and conditions of the Associate’s employment with CarMax and will be replaced and superseded by the terms of this Agreement.

NOW, THEREFORE, in consideration of the Associate’s employment and continued employment by CarMax and the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CarMax and the Associate, intending to be legally bound, agree as follows:

Article 1. Term.

The Associate’s employment with CarMax shall continue until such time as the Associate’s employment is terminated by either party in accordance with Article 7 of this Agreement or the Associate’s term of employment is extended or shortened by a subsequent written agreement duly executed by the Associate and CarMax.

Article 2. Duties and Responsibilities.

CarMax shall employ the Associate in the position of Senior Vice President, Chief Financial Officer. The specific duties of such position are set forth in the then-current written job description for such position and are incorporated herein by reference. The Associate acknowledges and agrees to perform those job duties and/or such other job duties that may be assigned to the Associate or required of the Associate by CarMax. In the event that the Associate accepts a new or different position with CarMax or receives a new position title, (i) the Associate acknowledges and agrees to perform such new job duties, if any, as may be assigned to the

Associate or required of the Associate by CarMax and (ii) this Agreement shall remain in full force and effect.

Article 3. Standard of Care.

3.1
General. During the term of this Agreement, the Associate shall devote his full business time, attention, knowledge and skills to CarMax’s business and interests. The Associate covenants, warrants, and represents that he shall:

(a)	devote his best efforts and talents to the performance of his employment obligations and duties for CarMax;

(b)	exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties;

(c)	observe and conform to the rules, regulations, and policies established or issued by CarMax; and

(d)	observe and conform to the law in the performance of his employment obligations and duties for CarMax.

3.2
Forfeiture and Return of Incentive Compensation. It is CarMax’s expectation that the Associate will discharge his duties hereunder with utmost attention to the standards set forth in Section 3.1. In the event the CarMax, Inc. Board of Directors (“Board”) determines that the Associate has engaged in conduct constituting Cause (as defined in Section 7.4), which conduct directly results in the filing of a restatement of any financial statement previously filed with the Securities and Exchange Commission (or other governmental agency) under the Federal securities laws, the Associate shall immediately (i) forfeit all unpaid Affected Compensation (as defined below) and (ii) upon demand by CarMax repay to CarMax all Affected Compensation received or realized by the Associate together with interest at the prime rate in effect from time to time as reported in The Wall Street Journal; provided, however, that the forfeiture and repayment provisions of this Section 3.2 shall only apply where the Board makes a good faith determination that the Associate’s conduct constituting Cause also constitutes one or more of the following acts or omissions:

(a)
The Associate has committed a material breach of this Agreement, which breach was not cured or waived by CarMax, within ten (10) days of receipt by the Associate of notice from CarMax specifying the breach;

(b)
The Associate intentionally fails to perform his duties, engages in intentional misconduct or intentionally refuses to abide by or comply with the directives of the Board, CarMax’s Chief Executive Officer, or CarMax’s policies and procedures, as applicable, which actions continued for a period of ten (10) days after receipt by the Associate of notice of the need to cure or cease;

(c)	The Associate has willfully violated a material requirement of CarMax’s code of conduct or breached his fiduciary duty to CarMax;

(d)	The Associate’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

(e)	The Associate has engaged in illegal conduct, embezzlement or fraud with respect to the business or affairs of CarMax.

For purposes of this Section 3.2, “Affected Compensation” means any payment to the Associate, any award or vesting of any equity or other short-term or long-term incentive compensation to the Associate, or any before-tax proceeds of a sale of previously awarded equity compensation realized by the Associate, in any instance in which (i) the payment, award or vesting of the foregoing was expressly conditioned upon the achievement of certain financial results that were subsequently the subject of such restatement, and (ii) a lesser amount of payment, award or vesting or before-tax proceeds of a sale of any of the foregoing would have been made to, vested in or otherwise earned or realized by, the Associate based upon such restated financial results.

Article 4. Other Employment.

The Associate shall not, during the term of this Agreement, be interested directly or indirectly, in any manner, as partner, officer, director, advisor, employee, or in any other capacity, in any other business similar to CarMax’s business for the Associate’s personal advantage or benefit or that of others; provided, further, the Associate agrees to obtain CarMax’s prior written consent before engaging in any other occupation for compensation (actual or expected) while employed by CarMax. Such consent may be granted or withheld, in CarMax’s absolute discretion; provided, however, such consent will not be required where such other occupation for compensation does not (i) in any manner infringe upon the Associate’s job duties or the time or attention required to perform such duties, (ii) relate to any other business similar to CarMax’s business or (iii) have a detrimental effect on CarMax’s business, as determined in CarMax’s absolute discretion.

Article 5. Compensation and Benefits.

As remuneration for all services to be rendered by the Associate during the term of this Agreement, and as consideration for complying with the covenants herein, CarMax shall pay and provide to the Associate the following:

5.1.
Base Salary. The Associate shall be paid an annual salary of $500,000.00 (the “Base Salary”), payable biweekly in the amount of $19,230.77 (the “Biweekly Amount”), subject to applicable federal, state, and local withholding and any performance-based adjustments made by CarMax. In the event that the Associate accepts a new or different position with CarMax or accepts a new position title, CarMax, in its sole discretion, may adjust the Base Salary and Biweekly Amount.

5.2	Bonus.

(a)
The Associate is eligible to participate in CarMax’s performance-based bonus plan, as such plan may exist from time to time during the term of this Agreement and as defined and applied to the Associate’s position.

(b)	The award and amount of any bonus shall be determined (i) under CarMax’s then-current performance-based bonus plan and (ii) at the absolute discretion of CarMax.

5.3
Long Term Incentives. During the term, the Associate shall be eligible to participate in CarMax’s 2002 Stock Incentive Plan (or any successor incentive plan thereto) to the extent that the CarMax Compensation Committee, in its sole discretion, determines is appropriate.

5.4	401(k) Plan. During the term of this Agreement, the Associate shall be entitled to participate in CarMax’s 401(k) plan, subject to the eligibility and participation requirements of such plan.

5.5
Welfare Benefit Plans. During the term of this Agreement, the Associate and/or the Associate’s family will be eligible to participate in and will receive benefits under CarMax’s then-current welfare benefit plans, policies and programs (the “Welfare Plans”) to the extent such Welfare Plans are made available to other CarMax associates who are professionally similarly situated to the Associate (the “Peer Associates”), subject to the eligibility requirements and other provisions of such Welfare Plans. The benefits available pursuant to such Welfare Plans may include group term life insurance, comprehensive health and major medical insurance, dental insurance, and short-term and long-term disability benefits.

5.6	Vacation. During the term of this Agreement, the Associate will be entitled to paid vacation each fiscal year in accordance with then-current CarMax Time Away Guidelines.

5.7
Right to Change Plans. Nothing herein shall obligate CarMax to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, policy program, or guideline so long as such changes are similarly applicable to the Peer Associates.

Article 6. Expenses.

During the term of this Agreement, CarMax shall pay or reimburse the Associate for reasonable travel and business expenses incurred by the Associate in furtherance of CarMax business and in accordance with the then-current CarMax travel and expense policy and any other applicable policies, upon submission to CarMax of vouchers or receipts reflecting such expenses.

Article 7. Employment Termination.

The Associate’s employment with CarMax may be terminated in accordance with any of the following provisions:

7.1	Termination by Death.

(a)
In the event the Associate’s employment ends by reason of the Associate’s death during the term of this Agreement, the Associate’s benefits shall be determined in accordance with the then-current CarMax survivor’s benefits, insurance, and/or other applicable programs. Further, stock options and grants, including performance-based grants, will become vested and exercisable by the Associate, the Associate’s personal representatives, distributees, legatees, or estate in accordance with the terms and conditions of the applicable stock grant or option award agreement.

(b)
The date of termination due to death shall be the Associate’s date of death. Upon the date of termination, CarMax shall be obligated to pay the Associate’s beneficiary or estate any Base Salary that was accrued but not yet paid as of the date of termination plus all other vested rights and benefits that the Associate is entitled to pursuant to this Agreement and other CarMax plans and programs.

7.2
Voluntary Termination by the Associate. The Associate may terminate employment at any time by giving at least thirty (30) days prior written notice to his immediate supervisor. During the notice period, the Associate shall fulfill all required job duties and responsibilities and cooperate and assist in the training of a replacement, if any. CarMax reserves the right to require the Associate to discontinue working for CarMax at any time during the thirty (30) day notice period, but shall pay the Associate the amount the Associate would have earned during any non-working portion of the remaining thirty (30) day notice period in accordance with Article 5.1, in addition to any other benefits to which the Associate has a vested right on the last day of employment; provided, however, that the Associate shall forfeit any bonus with respect to the fiscal year in which his voluntary termination under this Article 7.2 occurs. Subject to Section 7.5, CarMax thereafter shall have no further obligations under this Agreement.

7.3
Voluntary Termination by CarMax. CarMax may terminate the Associate’s employment at any time and for any reason other than death or Cause (as defined below), by providing the Associate with at least thirty (30) days prior written notice. CarMax reserves the right to require the Associate to discontinue working for CarMax during the thirty (30) day notice period, but shall pay the Associate the amount the Associate would have earned during any non-working portion of the remaining thirty (30) day notice period in accordance with Article 5.1, in addition to any other benefits to which the

Associate has a vested right on the last day of employment. After the thirty (30) day notice period, the Associate shall receive thirty-nine (39) biweekly payments equal to the Biweekly Amount less applicable federal, state, and local withholdings; provided however that CarMax’s obligation to provide such thirty-nine (39) biweekly payments is subject to the Associate’s compliance with (a) Articles 8, 9, 10 and 11 of this Agreement and (b) delivery to CarMax of an executed Agreement and General Release, which shall be substantially in the form attached hereto as Exhibit A (with such changes or additions as needed under then applicable law to give effect to its intent and purpose) (the “Agreement and General Release”) within twenty-one (21) days of presentation thereof by CarMax to the Associate. Any amounts due following a termination of employment under this Agreement shall not be due until after the expiration of any revocation period applicable to the Agreement and General Release without the Associate having revoked such Agreement and General Release. CarMax thereafter shall have no further obligations under this Agreement.

7.4
Voluntary Termination by CarMax For Cause. Nothing in this Agreement shall be construed to prevent CarMax from terminating the Associate’s employment under this Agreement, without notice or liability, for Cause. For purposes of this Agreement, “Cause” means that CarMax has any reason to believe any of the following:

(a)	the Associate has committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty;

(b)	the Associate has been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto);

(c)	the Associate has used, possessed or distributed any illegal drug;

(d)	the Associate has committed any misconduct that may subject CarMax to criminal or civil liability;

(e)	the Associate has breached the Associate’s duty of loyalty to CarMax, including, without limitation, the misappropriation of any of CarMax’s corporate opportunities;

(f)	the Associate has committed a serious violation or violations of any CarMax policy or procedure;

(g)	the Associate has committed a violation of any term of this Agreement;

(h)	the Associate refuses to follow the lawful instructions of CarMax management;

(i)	the Associate has committed any material misrepresentation in the employment application process;

(j)	the Associate has committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of CarMax; or

(k)	the Associate has continually failed to perform substantially his duties with CarMax.

If the Associate’s employment is terminated for Cause during the term of this Agreement, this Agreement will terminate without further obligation of CarMax to the Associate other than the payment to the Associate of his Base Salary through the date of termination for Cause. The Associate shall immediately thereafter forfeit all rights and benefits he would otherwise have been entitled to receive under this Agreement.

7.5     Good Reason Termination during Change in Control Employment Period.
(a) For purposes of this Section 7.5, the defined terms set forth below shall have the following meanings:
(i)    “Change in Control” means, as related to CarMax, Inc. (the “CarMax Parent”), the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of CarMax Parent securities having twenty percent (20%) or more of the combined voting power of the then outstanding securities of the CarMax Parent that may be cast for the election of directors to the Board of the CarMax Parent (other than as a result of an issuance of securities initiated by the CarMax Parent in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the CarMax Parent before such transactions shall cease to constitute a majority of the board or of the board of directors of any successor to the CarMax Parent.
(i)    “Asset Sale” shall mean a sale of all or substantially all of the assets of the CarMax Parent in a single transaction or a series of related transactions.
(ii)    “Change in Control Date” shall mean the date on which a Change in Control or Asset Sale occurs.
(iii)    “Change in Control Employment Period” shall mean the period beginning on the Change in Control Date and ending on the second (2nd) anniversary of such date provided an Associate is employed by CarMax on such Change in Control Date.
(iv)    “Good Reason” shall mean, without the Associate’s express written consent, the occurrence of any one (1) or more of the following:
(1)    A material reduction in the Associate’s Base Salary or target annual bonus;

(2)    A material reduction in the Associate’s duties or authority, (except in connection with the termination of the Associate’s employment (x) for Cause or disability, (y) as a result of the Associate’s death or retirement or (z) by the Associate other than for Good Reason);
(3)    The Associate being required to relocate to a principal place of employment more than thirty-five (35) miles from the CarMax Parent’s headquarters;
(4)    The failure of the CarMax Parent to obtain an agreement from any successor to all or substantially all of the assets or business of the CarMax Parent to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.
Notwithstanding anything herein to the contrary, for purposes of this Agreement, any determination of Good Reason must satisfy the materiality requirement under Treasury Regulation § 1.409A-1(n)(2)(i), any successor thereto and other applicable guidance.
(b) At any time during the Change in Control Employment Period, the Associate may terminate his employment for Good Reason upon notice to CarMax. Such notice shall state the intended date of termination and shall be given to CarMax at least forty-five (45) days prior to such date and shall set forth in detail the facts and circumstances claimed to provide grounds for such termination. CarMax shall have the right to cure the facts and circumstances giving rise to such grounds for termination for Good Reason. If CarMax does not so cure within the forty-five (45) day notice period, then the Associate’s employment shall terminate on the date of termination stated in the notice.
(c) Notwithstanding Article 7.2, in the event of the Associate’s voluntary termination of employment for Good Reason during the Change in Control Employment Period, the Associate shall receive thirty-nine (39) biweekly payments equal to the Biweekly Amount less applicable federal, state, and local withholdings; provided however that CarMax’s obligation to provide such thirty-nine (39) biweekly payments is subject to the Associate’s compliance with (i) Articles 8, 9, 10 and 11 of this Agreement and (ii) delivery to CarMax of an executed Agreement and General Release within twenty-one (21) days of presentation thereof by CarMax to the Associate. Any amounts due following a termination of employment under this Agreement shall not be due until after the expiration of any revocation period applicable to the Agreement and General Release without the Associate having revoked such Agreement and General Release. CarMax thereafter shall have no further obligations under this Agreement.
Article 8. Covenant Not to Compete.

The terms and provisions contained in this Article 8 comprise a covenant not to compete (the “Covenant Not to Compete”). The Associate acknowledges and agrees as follows:

8.1	CarMax operates a unique business concept regarding the sale and servicing of new and used vehicles in a highly competitive industry.

8.2
CarMax’s competitors have attempted to duplicate CarMax’s business concept in various markets throughout the United States, including markets where CarMax does not currently have a business location, and may continue to do so.

8.3
In connection with the Associate’s employment with CarMax, he will receive access to, and training regarding, CarMax’s business concept and will, accordingly, acquire commercially valuable knowledge of and insight into CarMax’s operations and CarMax’s proprietary and confidential information, any of which if made available to any Competitor (as defined below) could place CarMax at a competitive disadvantage.

8.4
In order to protect CarMax’s legitimate business interests from Competitors (as defined below) and to protect CarMax’s critical interest in its proprietary and confidential information, the Associate covenants and agrees as follows:

During the Associate’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Associate’s employment (the “Restricted Period”), the Associate will not, directly or indirectly, compete with CarMax by acting “in a competitive capacity” (as defined below), for, or on behalf of, any person or entity operating or developing, during the Restricted Period, a business that provides or intends to provide activities, products or services that are the same or substantially similar to, and competitive with, the business of CarMax as of Associate’s last day of employment with CarMax (each, a “Competitor”) within any Metropolitan Statistical Area (as defined by the United States Office of Management and Budget) in which CarMax has a retail store site as of Associate’s last day of employment. Such Competitors include, but are not limited to: Sonic Automotive, Inc.; Lithia Motors, Inc.; Group 1 Automotive, Inc.; AutoNation, Inc.; Penske Automotive Group, Inc.; Asbury Automotive Group, Inc.; Hendrick Automotive Group; Auction Direct USA, L.P.; Car Sense Inc.; AutoAmerica, Inc.; Left Gate Property Holding, Inc. d/b/a Texas Direct Auto; Off Lease Only, Inc.; Carvana, LLC; Carvana Group, LLC; AutoMatch USA, LLC; DriveTime Car Sales Company, LLC; DriveTime Automotive Group, Inc.; CarLotz, Inc.; Hertz Global Holdings, Inc.; Enterprise Holdings, Inc.; Avis Budget Group, Inc.; Cox Automotive, Inc.; Classified Ventures, LLC; TrueCar, Inc.; Edmunds.com, Inc.; Dealertrack Technologies, Inc.; Dealer Dot Com, Inc.; CarGurus, LLC; Blinker, Inc.; and Beepi, Inc., and any automotive retail operation affiliated with, owned, operated, or controlled by Berkshire Hathaway Inc.; Home Depot, Inc.; Lowe’s Companies, Inc.; Target Corporation; Wal-Mart Stores, Inc.; Sears Holdings Corporation; Carrefour S.A.; Costco Wholesale Corporation; Royal Dutch Shell plc; Exxon Mobil Corporation; Chevron Corporation; and/or Gulliver International Co., Ltd.

8.5
A business, including any Competitor, or any of its respective subsidiaries or affiliates, will not be considered to be in competition with CarMax for purposes of Article 8 if the business, or operating unit of the business, or its respective subsidiaries or affiliates, by which the Associate will be or is employed (i) does not have within the twenty-four (24) months preceding the Associate’s termination of employment with CarMax, annual gross revenues (calculated on a rolling 12-month basis) of at least $5,000,000 derived from the sale and servicing of new or used vehicles; or (ii) is not projected (by the business or operating unit of the business) to have within the twenty-four (24) months following the Associate’s termination of employment with CarMax, annual gross revenues (regardless of how calculated) of at least $5,000,000 derived from the sale and servicing of new or used vehicles.

8.6
Acting “in a competitive capacity” shall mean providing to a Competitor, directly or indirectly, the same or substantially similar services that the Associate provided to CarMax at any time during Associate’s last twenty-four (24) months of employment.

8.7	Nothing herein shall prevent or restrict the Associate from working for any person in any role or in any capacity that is not in competition with CarMax.

8.8
Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Associate to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange.

8.9
The Associate and CarMax have examined in detail the Covenant Not to Compete contained in this Article 8 and each agrees that the restraint imposed upon the Associate is reasonable in light of the legitimate business interests of CarMax and is not unduly harsh or burdensome with respect to the Associate’s ability to earn a livelihood. If any provision of the Covenant Not to Compete relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, then such time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

8.10
The Associate and CarMax acknowledge that the Associate’s services are of a special, extraordinary, and intellectual character that gives the Associate unique value, and that CarMax’s business is highly competitive, and that violation of the Covenant Not to Compete provided herein would cause immediate, immeasurable, and irreparable harm, loss, and damage to CarMax not adequately compensable by a monetary award. In the event of any breach or threatened breach by the Associate of the Covenant Not to Compete, CarMax shall be entitled to such equitable and injunctive relief as may be available to restrain the Associate from violating the provisions hereof. Nothing herein shall be construed as prohibiting CarMax from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Associate hereunder for Cause.

Article 9. Non-Solicitation of Employees.

The Associate agrees that during the Associate’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Associate’s employment, the Associate shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of CarMax with whom the Associate had material business-related contact on behalf of CarMax, to leave employment with CarMax for any reason whatsoever (the “Covenant Not to Solicit”). For purposes of this Article 9, employee shall mean any individual employed by CarMax.

Article 10. Confidentiality.

The terms and provisions contained in this Article 10 comprise a covenant of confidentiality (the “Covenant of Confidentiality”).

The Associate understands and agrees that any and all Protected Information is the property of CarMax and is essential to the protection of CarMax’s goodwill and to the maintenance of CarMax’s competitive position and accordingly should be kept secret. For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of or about CarMax, and any other information of CarMax, including technical data, processes, know‑how, financial data, analyses, forecasts, plans, operations information and data, customer lists (including potential customers) and information, marketing plans, materials and information, product and service information, accounts and billings information, sales transaction data, sales documents and information, discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, information systems data and materials, computer software or hardware, data analyses and compilations, source code, object code, documentation, diagrams, flow charts, research, procedures, methods, systems, programs, price lists, pricing policies, supplier and distributor information, sources of supply, internal memoranda, promotional plans, internal policies, purchasing information, operating methods and procedures, training materials, and any products and services which may be developed from time to time by CarMax and its agents or employees, including the Associate; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by CarMax or lawfully obtained from third parties who are not bound by a confidentiality agreement with CarMax, is not Protected Information.
CarMax has advised the Associate and the Associate acknowledges that it is the policy of CarMax to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost to and effort by CarMax. The Associate agrees to hold in strict confidence and safeguard any and all Protected Information accessed or accessible by the Associate during the Associate’s employment. The Associate shall not, without the prior written consent of CarMax, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Associate’s employment with CarMax), any Protected Information, or cause any such Protected Information to enter the public domain.

Nothing contained in this Article 10 is intended to reduce in any way the protection available to CarMax pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws that prohibit the misuse or disclosure of confidential or proprietary information. Unless lengthened by the application of the Virginia Uniform Trade Secrets Act or other applicable law, the restrictions in Article 10 shall remain in effect during Associate’s employment and for five (5) years thereafter.

Article 11. Return of CarMax Property.

Upon the termination (for any reason) of the Associate’s employment with CarMax, the Associate shall deliver promptly to CarMax all CarMax property including, without limitation, any automobiles, equipment, credit cards, keys, building access cards, identification, cellular phones, computers, software, CD ROMs, customer lists, and all Protected Information as defined in Article 10 of this Agreement. The Associate further agrees not to take or extract any portion of any such information and/or materials in written, computer, electronic or any other reproducible form.

Article 12. Monies Owed.

To the extent that the Associate owes CarMax any monies at the time of termination of employment, the Associate authorizes and agrees to have CarMax withhold such amounts owed from the Associate’s final paycheck, to the maximum extent permitted by applicable law.

Article 13. Work Product.

(a)
All work product prepared by the Associate in connection with performing job duties for CarMax shall be the sole property of CarMax. CarMax shall have full and exclusive rights to use, reproduce, publish, or otherwise profit from such work product, as CarMax deems appropriate. The Associate agrees to assist CarMax, or any agent designated by CarMax, at any time and at no cost to the Associate, in obtaining any patents, copyrights, trademarks or other forms of legal protection for any such work product.

(b)
To the extent that any work product is deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such work product shall be considered “work made for hire,” the copyright of which shall be owned solely, completely and exclusively by CarMax.

(c)
For the purpose of this Agreement, the term “work product” includes, but is not limited to, reports, manuals, inventions, improvements, designs, formulae, processes, techniques, methods, computer software, proposals, technical solutions, patents, training materials, other works of authorship, innovations, and enhancements created by the Associate or the Associate’s staff.

Article 14. Dispute Resolution.

Except for actions initiated by CarMax to enjoin a breach by the Associate, and/or recover damages from the Associate, related to the Covenant Not to Compete (Article 8), the Covenant Not to Solicit (Article 9) or the Covenant of Confidentiality (Article 10) (collectively, the “Restrictive Covenants”), which action(s) CarMax may bring in an appropriate court of law or equity, any disagreement between the Associate and CarMax concerning anything covered by this Agreement or concerning other terms or conditions of the Associate’s employment or the termination of the Associate’s employment will be settled by final and binding arbitration pursuant to CarMax’s Dispute Resolution Rules and Procedures in effect at the time the disagreement or dispute arises or at the time of termination in the event the Associate’s employment terminated. The decision of the arbitrator will be final and binding on both the Associate and CarMax and may be enforced in a court of appropriate jurisdiction.

Article 15. General Provisions.

15.1
Notices. If CarMax needs to send any notices to the Associate in connection with this Agreement, it will send such notice to the Associate’s address of record, as shown in CarMax’s most recent payroll records. The Associate shall send any similar notices to CarMax at:

CarMax, Inc.
Attention: Corporate Secretary
12800 Tuckahoe Creek Parkway
Richmond, VA 23238

15.2
Amendments and Entire Agreement. This Agreement may not be amended except by a writing executed by CarMax and the Associate. This Agreement constitutes the entire agreement of CarMax and the Associate relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. The terms and conditions of the Associate’s employment shall, to the extent not addressed or described in this Agreement, be governed by CarMax’s then-current policies and procedures and existing practices.

15.3
Successors and Assigns. The Associate hereby consents to CarMax’s assignment of this Agreement to any affiliate, subsidiary or parent of CarMax at any time. Any other assignment by either party of the rights and obligations of such party hereunder shall not be made without the prior written consent of such other party.

15.4
Severability. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby. The Restrictive Covenants shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, the parties agree that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement.

15.5	Attorney’s Fees. In any action arising under this Agreement, CarMax, so long as it prevails, shall be entitled to recover its reasonable attorney’s fees and costs.

15.6	Waiver of Rights. No waiver by CarMax or the Associate of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

15.7
Restrictive Covenants of the Essence. The Restrictive Covenants in Articles 8, 9 and 10 of the Agreement are of the essence of this Agreement. In the event that the Associate has a claim or cause of action against CarMax (whether related to this Agreement or not), such claim or cause of action, including but not limited to a breach of this Agreement by CarMax, shall not prevent or otherwise constitute a defense to CarMax’s enforcement of the Restrictive Covenants and shall not excuse the Associate’s performance of the Restrictive Covenants. CarMax shall at all times maintain the right to seek enforcement of the Restrictive Covenants whether or not CarMax has previously refrained from seeking enforcement of any such Restrictive Covenant as to the Associate or any other peer Associate who has signed an agreement with similar covenants.

15.8
Definitions: Headings and Numbers; Construction. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular. This Agreement shall be construed and enforced without any presumption or construction against the party drafting the Agreement.

15.9	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

15.10
Governing Laws and Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of laws principles thereof. In the event of any litigation between CarMax and Associate related to the enforcement or enforceability of the Restrictive Covenants, the parties agree that the Circuit Court for the County of Henrico, Virginia, shall have mandatory and exclusive jurisdiction and venue of any such action.

15.11
Grants or Options. This Agreement does not affect the terms and conditions controlling, or status of, any stock options or grants of restricted stock which previously have been or later may be awarded to the Associate. Any vested stock options or grants of restricted stock are governed by the terms of the letters by which they were made, which are incorporated herein by reference as if set forth in full in this Agreement.

15.12
No Encumbrances. In entering into this Agreement, the Associate certifies that he possesses the legal capacity to do so, and that his employment with CarMax is not in violation of any other valid agreement. The Associate agrees to hold CarMax harmless from any debts, judgments, or liens that the Associate acquired prior to entering into this Agreement. If the Associate is currently involved in, or becomes involved in, a lawsuit or any other legal proceeding unrelated to CarMax or any of its affiliates, subsidiaries, or related entities (collectively, the “CarMax Entities”), the Associate warrants that such CarMax Entities shall have no liability with respect to such lawsuit or legal proceeding and agrees to fully indemnify the CarMax Entities for any and all fees, costs and other expenses with respect to any such action.

15.13
Opportunity to Review. The Associate acknowledges that he has read this Agreement and has had an adequate opportunity to review it and to obtain any legal or financial advice that the Associate deems appropriate. The Associate acknowledges that he has signed this Agreement freely and voluntarily.

Article 16. Protected Rights.
Notwithstanding any other terms and conditions of this Agreement:

The Associate understands that nothing contained in this Agreement limits the Associate’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). The Associate further understands that this Agreement does not limit the Associate’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to CarMax. This Agreement does not limit the Associate’s right to receive an award for information provided to any Government Agencies.

[Signature Page Follows]

IN WITNESS WHEREOF, CarMax and the Associate have executed this Agreement as of October 25, 2019.

By: /s/ Enrique N. Mayor-Mora

Printed Name:        Enrique N. Mayor-Mora

CarMax, Inc.

By:    /s/ Eric M. Margolin
Name:    Eric M. Margolin
Title:    Executive Vice President, General Counsel and
Corporate Secretary

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement and General Release”), dated as of _______ __, 20__, is made by and between CarMax, Inc., for itself and its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Company”) and _______________________ (“Associate”), for him/herself and his/her heirs, executors, administrators, successors and assigns (together with Associate, collectively referred to throughout this Agreement and General Release as “Employee”) agree:

1.Last Day of Employment. The Associate’s last day of employment with the Company is ____________, 20__. In addition, effective as of ____________, 20__, the Associate resigns from the Associate’s position as                  of the Company, and will not be eligible for any benefits or compensation after ____________, 20__, other than as specifically provided in Article 7, as applicable, of the Severance Agreement between the Company and the Associate dated as of __________ __, 20__ (“Severance Agreement”) and the Associate’s continued right, if any, to indemnification and directors and officers liability insurance. In addition, effective as of ____________, 20__, the Associate resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.
2.Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Article 7.3 or 7.5 of the Severance Agreement, between the Company and the Associate dated as of __________ __, 20__ (“Severance Agreement”) and that this Agreement and General Release is a condition to the receipt by Employee of all payments and benefits thereunder.
3.Revocation. The Associate may revoke this Agreement and General Release for a period of seven (7) calendar days following the day the Associate executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered or mailed to the Company’s ___________________________ at the Company’s corporate office, or his/her designee, and, if mailed, postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.
4.General Release of Claims. Employee knowingly and voluntarily releases and forever discharges the Company from any and all claims, rights, causes of action, demands, damages, fees, costs, expenses, including attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, against the Company, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
●    The Age Discrimination in Employment Act of 1967, as amended;
●    The Older Workers Benefit Protection Act of 1990;
●    Title VII of the Civil Rights Act of 1964, as amended;
●    The Civil Rights Act of 1991;
●    Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
●    The Employee Retirement Income Security Act of 1974, as amended;
●    The Immigration Reform and Control Act, as amended;
●    The Americans with Disabilities Act of 1990, as amended;
●    The Worker Adjustment and Retraining Notification Act, as amended;
●    The Occupational Safety and Health Act, as amended;
●    The Family and Medical Leave Act of 1993;

●	All other federal, state or local civil or human rights laws, whistleblower laws, or any other local, state or federal law, regulations and ordinances;
●    All public policy, contract, tort, or common laws; and

●	All allegations for costs, fees, and other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights, if any, of indemnification and directors and officers liability insurance coverage to which the Associate was entitled immediately prior to __________ __, 20__ with regard to the Associate’s service as an officer and director of the Company; (ii) Employee’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Employee’s rights under Article 7.3 or 7.5 of the Severance Agreement, as the case may be; (iv) Employee’s rights as a stockholder of the Company; (v) Employee’s right to file charges or complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), although Employee waives the Associate’s right to recover any damages or other relief in any claim or suit brought by or through the Government Agencies on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law, provided, however, this Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies; (vi) Employee’s rights to file charges with the Equal Employment Opportunity Commission, or any government agency concerning claims of discrimination, although Employee waives the Associate’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other federal, state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law; and (vii) Employee’s rights that cannot be released by private agreement under applicable law.

5.    Affirmations. Employee affirms that the Associate has been paid or has received all compensation, wages, bonuses, commissions, and/or benefits to which the Associate may be entitled and no other compensation, wages, bonuses, commissions and benefits are due to the Associate, except as provided in Article 7.3 or 7.5 of the Severance Agreement, as applicable. The Employee also affirms the Associate has no known workplace injuries.
6.Return of Property. Employee represents that the Associate has returned to the Company all property belonging to the Company, including but not limited to any vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, and all Protected Information as defined in Article 10 of the Severance Agreement.
7.Cooperation. Employee agrees to reasonably cooperate with the Company to provide truthful and accurate information in connection with any administrative proceeding, arbitration, or litigation relating to any matter that occurred during the Associate’s employment with the Company in which the Associate was involved or of which the Associate has knowledge. Employee further understands that this Agreement and General Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
8.Governing Law and Interpretation. This Agreement and General Release shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without reference to Virginia’s choice of law statutes or decisions. In the event Employee or the Company breaches any provision of this Agreement and General Release, Employee and the Company acknowledge that either may institute an action to specifically enforce any term or terms of this Agreement and General Release pursuant to the dispute resolution provisions of Article 14 of the Severance Agreement. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any enforceable general release language contained in this Agreement and General Release.
9.No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

10.Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Severance Agreement that are intended to survive termination of the Severance Agreement, including but not limited to those contained in Articles 8, 9, 10, 11 and 14 shall survive and continue in full force and effect. Employee acknowledges the Associate has not relied on any representations, promises, or agreements of any kind made to the Associate in connection with the Associate’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT ASSOCIATE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, TO WHICH EMPLOYEE WOULD NOT OTHERWISE BE ENTITLED, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY AS SET FORTH HEREIN.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date first above written:

CarMax, Inc.: By: ___________________________ Name:_________________________ Title:__________________________ Date:__________________________
Associate/Employee: Name: ________________________ Date: _________________________